Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 9, 2013 with respect to the consolidated financial statements of Eros International Plc and subsidiaries for the year ended March 31, 2013 contained in the Amendment No. 4 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 4 to the Registration Statement and Prospectus and to the use of our name as it appears under the captions "Experts".

/s/ Grant Thornton India LLP

Mumbai, India
October 17, 2013